Proxy Results

Shareholders of Seligman Value Fund Series, Inc. voted on two proposals at a Special Meeting of Stockholders held in on November 3, 2008. Shareholders voted in favor of each of the proposals. The description of each proposal and number of shares voted are as follows:

Proposal 1
To consider and vote upon the proposed Investment Management Services Agreement with RiverSource Investments, LLC:


                               For            Against            Abstain
Large-Cap Value Fund      8,590,216.383     276,911.386        227,711.139
Smaller-Cap Value Fund    7,267,829.819     302,307.428        247,970.353

Proposal 2
To elect ten directors to the Board:

                                   For                 Withheld
Kathleen Blatz               19,376,482.681          854,205.827
Arne H. Carlson              19,388,035.177          842,653.331
Pamela G. Carlton            19,371,295.449          859,393.059
Patricia M. Flynn            19,389,377.756          841,310.752
Anne P. Jones                19,377,602.715          853.085.793
Jeffrey Laikind              19,378,780.620          851,907.888
Stephen R. Lewis, Jr.        19,382,878.833          847,809.675
Catherine James Paglia       19,387,890.156          842,798.352
Alison Taunton-Rigby         19,382,691.862          847,996.646
William F. Truscott          19,388,666.754          842,021.754